EXHIBIT 99.1
The Lubrizol Corporation
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release
FOR RELEASE:   Immediately

FROM:	Financial/Investor Contact	Media Contact

	Mark Sutherland 440/347-1206 Web Site: www.lubrizol.com	Julie Young 440/347-4432
N. Mohan Reddy Joins Lubrizol Board of Directors
CLEVELAND, February 24, 2011 — The Lubrizol Corporation (NYSE:LZ) announces today that N. Mohan Reddy, Ph.D., has been appointed to its board of directors. Dr. Reddy’s appointment represents an addition to the board, bringing the total to 11 members.
Dr. Reddy, 57, is the Dean and Albert J. Weatherhead III Professor of Management of the Weatherhead School of Management at Case Western Reserve University, where he began his career in academia 25 years ago. His interests are focused in the areas of new product development, distribution channel management and social enterprise. His work on institutional infrastructure and mechanisms, which led to successful commercialization of technology, has been published in a range of American and European journals. As a part of his research and teaching activities, Dr. Reddy has worked with the International Standards Organization (ISO), Organization for Economic Cooperation & Development (OECD), European Standards Organization and a wide range of industrial firms in the United States, Europe and Southeast Asia.
Dr. Reddy serves on the board of directors for Brush Engineered Materials and Medworks, as well as on the board of advisors to Dealer Tire. He has served as a board member of Smith Industries, Keithley Instruments, JumpStart and Manufacturing Advocacy and Growth Network (MAGNET).
Dr. Reddy is a native of India and holds a B.S.E.E. from the University of Mysore, India and an MBA and Ph.D. from Case Western Reserve University.
“Dr. Reddy’s extensive knowledge of material sciences and global business strategy coupled with his board and governance experience will be a valuable asset to our board as we build our leadership position as a global specialty chemical company,” commented James L. Hambrick, Lubrizol’s chairman, president and chief executive officer. “The board and I welcome Dr. Reddy and are confident that his contributions will support our goals of driving top-line and earnings growth.”
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About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies to customers in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 17 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,900 employees worldwide. Revenues for 2010 were $5.4 billion. For more information, visit www.lubrizol.com.
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